EXHIBIT 10.4

STATEMENT OF WORK - INFRASTRUCTURE AND SUPPORT SERVICES

1.           Purpose

This Statement of Work dated as of August 1, 2011 is entered into between Helios and Matheson Information Technology Inc. (hereinafter "HMNY"), having offices at Empire State Building, 350 5th Avenue, Suite # 7520, New York NY 10118, Helios Matheson Global Services Pvt Ltd (HMGS), HMNY’s wholly owned Indian subsidiary and IonIdea, Inc. (herein after "IonIdea"), having its offices located at 3933 Old Lee Highway, Suite 33B, Fairfax, VA 22030. The purpose of this Statement of Work is to set forth the Services to be provided by IonIdea.

2.           Term

The Services shall commence on the Aug 1, 2012 and shall continue until July 31, 2013 ("End Date"). HMNY and Ionidea may agree to extend this SOW as mutually acceptable.

3.           Description Of Services – Deliverable

IonIdea shall provide Infrastructure and IT support services to HMNY. A few of the specified services may vary and evolve during the term of this Agreement. IonIdea shall be responsible for the primary services described as follows.

4. Ion Idea’s Responsibilities

>	Provide working environment in Bangalore, India, for the HMNY employees / team members.

>	Ion Idea’s team will interact closely with HMNY staff to ensure these services are provided.

>
IonIdea will provide desktops for each of the HMNY team members. Additional hardware, as listed in Appendix 1 is the current list of includes servers and laptops provided to HMNY by IonIdea (see attached Appendix1). Further hardware needs, apart from desktops are to be discussed and provided on mutual agreement on fully reimbursable basis.

5. HMNY Responsibilities

>	Keep IonIdea informed of any changes that will impact usage of IonIdea infrastructure & services

>	Keep IonIdea informed in advance of any additional manpower recruited by HMNY.

>	Any special servers required by specific projects will be the responsibility of HMNY

>	HMNY shall promptly comply with all the laws, rules and regulations of the government and local authorities as may be required.

>
HMNY shall keep the facility in clean and good condition and maintain the electrical, sanitary, wooden and other fixtures, fitting and installations in the facility occupied by him without causing any damage.

>	HMNY shall use the premises for Office purposes only

6. HMNY and IonIdea Responsibilities

>	All persons on HMNY projects and IonIdea shall respect Confidentiality and Non-Compete Agreements executed by either party with their clients.

>	All persons on HMNY projects shall not solicit other employees of IonIdea under any circumstances.

>	HMNY shall not, without prior permission from IonIdea, bring any visitors to the IonIdea facility.

7. Solicitation of Employees
IonIdea and HMNY agree that they shall not solicit employees of the other and shall ensure that all persons contracted to perform services under this Agreement will not be hired by the other without written release by current employer, for a period of 12 months from date of termination of employment with the current employer.

8. Place of Performance of Services

The Services shall be performed at the IonIdea premises located at 38-40, Export Promotion Industrial Park, Whitefield, Bangalore 560 066, India. Any change in the place of performance shall be subject to agreement by both parties.

9.     Parties' Relationship Managers
IonIdea and HMNY primary contacts for all activities under this Statement of Work shall be those identified in the table below or such other contact notified by a party to the other in writing. The Relationship Managers listed below will ensure success of the relationship.

	IONIDEA	HMNY
Relationship Manager	Brindala Ananthram	Divya Ramachandran
Secondary contact	Sudha Sathish	Umesh Ahuja

10. Fees, Invoicing, And Expenses

HMNY shall pay a flat rate fee per person for all team members who are on HMNY’s payroll.

Service Level	Fee per month per resource	Services Provided
Bronze	$550	Bronze Level Service: Cubicles, Desktop PC with basic OS and MS office suite, server/network and desktop support, telecom services + Cafeteria

In addition to the above fee of $550 per team member, HMNY will also reimburse IonIdea the transportation expense on actual basis for each employee availing the transportation facility, This transportation provided will be for one specific shift as specified by HMNY (currently 11 am to 8 pm). All other transportation will be considered as ad-hoc transportation.

Also the ad-hoc transportation needed for one off cases where team members require transportation after regular office hours can also be provided on actual costs

HMNY will reimburse IonIdea any other expense incurred on actual basis.

11. Invoicing Procedure
Invoices addressed to HMNY will be sent electronically to the designated HMNY Primary Contact Person, as stated above. Payment terms are net 45 and late payments will be liable for interest @ 1% per month from date of invoice.

Invoices will be raised on HMNY and payment is guaranteed by HMNY.

12. Termination of services

12.1  Termination for Convenience:  Except as provided in a Statement of Work, Customer shall have the right to elect to terminate a Statement of Work, at any time, by providing Supplier with ninety (90) days prior written notice of said election.

12.2  Termination by Either Party for Material Breach and Bankruptcy: Either party may terminate this Agreement (or any part thereof) or any Statement of Work upon written notice (a) if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice specifying the breach in detail or (b) if either Party files a petition for relief under any bankruptcy legislation, if any involuntary petition thereunder should be filed against either Party and the same not be dismissed within thirty (30) days, if either Party is adjudicated a bankrupt or if either Party makes an assignment for the benefit of creditors.

12.3 Hardware / Software :The generic hardware (Desktop) as specified earlier will be provided by IonIdea. Any other specific hardware or software required for HMNY projects will not be provided by IonIdea.

IN WITNESS WHEREOF, this Statement of Work has been executed as of the date first above written by the undersigned authorized representatives of HMNY and IonIdea.

Sudha Sathish IonIdea Inc	Umesh HMNY

Asset List

LAPTOP DETAILS OF TACT
SL. No.	Name	Type	Location
1	I2LT106	Laptop	AP02C001
2	I3LT009	Laptop	AP02C027
3	I3LT011	Laptop	AP02C016
4	I3LT012	Laptop	AP02C019

DESKTOP DETAILS OF TACT
SL. NO	Name	Type	Location
1	I1DT054	Desktop	AP02C011
2	I1DT052	Desktop	AP02C006

SERVER DETAILS OF TACT
SL. NO	Name	Type	Location
1	Firewall	Server	2nd Floor Server Room
2	Firewall	Server	2nd Floor Server Room